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Salisbury Bank: Richard J. Cantele, Jr.	Union Savings Bank: Francis G. Dattalo
860.435.9801	203.730.5000

Salisbury Bank and Trust Company and Union Savings Bank Announce Agreement for the Purchase and Sale of the Sharon, Connecticut Branch of Union Savings Bank

Lakeville, CT and Danbury CT, January 31, 2014 - Salisbury Bank and Trust Company, the wholly-owned bank subsidiary of Salisbury Bancorp, Inc. (NASDAQ:SAL) and Union Savings Bank, a state chartered mutual bank, announced today that they have executed a definitive agreement for the sale of the Sharon, Connecticut branch of Union Savings Bank. Under the agreement, Salisbury Bank and Trust Company will acquire the Sharon, Connecticut branch of Union Savings Bank and assume approximately $19 million in deposits at a premium of 2.32%.

“At Union Savings Bank, we periodically review our branch locations to evaluate the opportunity they present to best serve our customers.  The Sharon branch is our northern most location, and several miles from other Union Savings Bank branches - our Kent branch is 17 miles away and our Goshen branch is 18 miles away. Since the Sharon branch is distant from these locations, we have not seen much growth in the past few years.  As a result, we entered into discussions with Salisbury Bank and Trust, which has additional presence in that community and market, as we believe customers at this branch would be very well served by Salisbury Bank and Trust. I am pleased that we were able to come to an agreement with Salisbury,” stated Francis G. Dattalo, President and CEO of Union Savings Bank, adding “All Union Savings Bank employees will be offered opportunities at other Union Savings Bank locations.”

Richard J. Cantele, Jr., Salisbury’s President and Chief Executive Officer said, “The purchase of this branch provides a unique opportunity for us. This location will enable us to consolidate our existing Sharon office with this office and will enable us to expand our capabilities to deliver financial products and services to the people and businesses of Sharon and nearby communities while offering greater convenience to new and prospective customers. It will enhance our position in the marketplace.”

Mr. Cantele further commented, “Salisbury Bank and Trust Company will work closely with Union Savings Bank to ensure a smooth transition, which we expect to be seamless for customers. We look forward to offering our expanded customer base a comprehensive suite of products and services with attractive terms and rates and friendly quality service they have come to expect.”

Mr. Cantele concluded, “We consider this to be a very attractive transaction at an opportune time, which enhances our strategic objectives and provides enhanced efficiencies. We anticipate that the transaction will be accretive to earnings on a substantially immediate basis.”

The transaction, which has been approved by the Boards of Directors of both Banks, is subject to approval by regulatory authorities. The transaction is expected to be completed during the second quarter of 2014.

Cranmore, FitzGerald & Meaney served as legal counsel to Salisbury and Hinckley, Allen & Snyder served as legal counsel to Union Savings.

About Union Savings Bank

Established in 1866 and headquartered in Danbury, Connecticut, Union Savings Bank is a $2.3 billion mutual bank dedicated to being the bank of choice. As a full-service financial institution, Union Savings Bank provides banking, mortgage, investment, trust and insurance products throughout western Connecticut with 27 offices in Bethel, Brookfield, Canton, Danbury, Goshen, Kent, Litchfield, Marble Dale, Monroe, New Fairfield, New Milford, Newtown, Ridgefield, Roxbury, Southbury, Torrington and Washington Depot. The bank provides financial services to individuals, businesses, not-for-profit organizations and government entities through its commercial, residential and consumer lending, treasury services, retail banking and wealth management divisions.

About Salisbury Bank and Trust Company

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

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